Exhibit 99.2

FOR IMMEDIATE WORLDWIDE RELEASE

For Further Information, Contact:

Mark Namaroff

Director of Investor Relations

(978) 326-4058

investorrelations@analogic.com

Analogic Board of Directors Authorizes Additional Stock Repurchase

PEABODY, MASS. (June 5, 2014) – Analogic Corporation (Nasdaq: ALOG), enabling the world’s medical imaging and aviation security technology, announced today that its Board of Directors has authorized an additional repurchase program of up to $30 million of the Company’s common stock.

The repurchase program will be funded using the Company’s available cash. As of April 30, 2014, Analogic had cash and cash equivalents of approximately $119 million and had approximately 12.4 million shares of common stock outstanding.

Jim Green, Analogic’s president and CEO, commented, “Our decision to implement this new stock repurchase program reflects our view of the long-term value of Analogic. We believe this plan is an appropriate use of our available cash and is in the best interest of our company and shareholders.”

The Company currently has a $30 million repurchase program in place, approved by the Board of Directors in December 2011, of which approximately $27 million of common shares have been purchased as of April 30, 2014.

Statements in this press release regarding the Company’s intention to repurchase shares of its common stock under the stock repurchase program, the intended use of any repurchased shares, and the source of funding are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the market price of the Company’s stock prevailing from time to time, the Company’s cash flows from operations, general economic conditions, and other factors identified in the Company’s most recent Annual Report on Form 10-K filed with the SEC.

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging systems and technology that enable computed tomography (CT), ultrasound, digital mammography, and magnetic resonance

Analogic Corporation	8 Centennial Drive, Peabody, MA 01960	978-326-4000	www.analogic.com

imaging (MRI), as well as automated threat detection for aviation security. Our CT, MRI, digital mammography, and ultrasound transducer products are sold to original equipment manufacturers (OEMs), providing state-of-the-art capability and enabling them to enter new markets and expand their existing market presence. Our market-leading BK Medical and Ultrasonix branded ultrasound systems, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical end users through our direct sales force. For over 40 years we’ve enabled customers to thrive, improving the health and enhancing the safety of people around the world. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic is a registered trademark of Analogic Corporation.

The globe logo is a trademark of Analogic Corporation.

Analogic Corporation	8 Centennial Drive, Peabody, MA 01960	978-326-4000	www.analogic.com